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The following is the text of Visual Sciences, Inc.’s third-quarter 2007 earnings conference call which occurred on November 7, 2007:

FINAL TRANSCRIPT
Thomson StreetEventsSM
VSCN — Q3 2007 Visual Sciences, Inc. Earnings Conference Call
Event Date/Time: Nov. 07.2007 /5:00PM ET

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F I N A L  T R A N S C R I P T

Nov. 07. 2007 / 5:00PM, VSCN — Q3 2007 Visual Sciences, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Claire Long
Visual Sciences, Inc. — CFO
Jim MacIntyre
Visual Sciences, Inc. — CEO
CONFERENCE CALL PARTICIPANTS
Richard Baldry
Canaccord Adams — Analyst
Atul Bagga
ThinkEquity — Analyst
David Hilal
FBR — Analyst
Brent Thill
Citi — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the third-quarter 2007 Visual Sciences earnings conference call. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS). As reminder, this conference is being recorded for replay purposes.
I would now like to turn today’s presentation over to your host, Claire Long, Chief Financial Officer. You may proceed.

Claire Long — Visual Sciences, Inc. — CFO
Good afternoon, everyone, and thanks for joining us today to discuss Visual Sciences’ third-quarter results. Following the live call, an audio archive of this call will be available on the Company’s website.
Today’s call contains forward-looking statements that are not a description of historical facts. For example, statements about our future predicted results, growth opportunities, business strategy, market observations and future product plans are forward-looking statements. In addition, statements regarding Visual Sciences’ ability to complete the proposed merger with Omniture, the ability to satisfy conditions to closing the merger, including obtaining stockholder and regulatory approvals, and the benefits of the merger to stockholders are also forward-looking statements. You should not regard any forward-looking statement as a representation by Visual Sciences that any of its plans will be achieved.
Actual results may differ materially from those discussed during this conference call, due to the risks and uncertainties inherent in Visual Sciences’ business, as well as the potential impacts on Visual Sciences’ business, results of operations and common stock price resulting from the proposed merger with Omniture, including but not limited to risks of disruption to our business development and sales efforts and disruption and distraction of our management and employees from day-to-day operations as a result of the merger; risks associated with obtaining stockholder or regulatory approvals related to the proposed merger; risks that the expected financial effect of the merger may not be realized; risks associated with contractual limitations on our ability to take certain actions prior to the closing of the merger; risks associated with costs to be incurred in connection with the merger; and risks associated with Visual Sciences’ failure to complete the merger.

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Nov. 07. 2007 / 5:00PM, VSCN — Q3 2007 Visual Sciences, Inc. Earnings Conference Call
These statements are based solely on information available to Visual Sciences as of the date of this call. Our current expectations, forecasts and assumptions are subject to a number of risks and uncertainties that can cause actual results to differ materially from those anticipated by these forward-looking statements. We refer you to our SEC filings, including the Company’s annual report on Form 10-K for the year ended December 31, 2006 and other reports the Company files with the SEC for more information about these risks and uncertainties.
You should also be aware that Omniture intends to file with the SEC a registration statement on Form S-4, which will include a joint proxy statement prospectus of Omniture and Visual Sciences and other relevant materials in connection with the proposed merger transaction. The joint proxy statement prospectus will be mailed to the stockholders of Omniture and Visual Sciences. Investors and security holders are urged to read the joint proxy statement prospectus and the other relevant materials when they become available, because they will contain important information about Omniture, Visual Sciences and the proposed transaction. The joint proxy statement, prospectus and other relevant materials, when they become available, and any other documents filed by Omniture or Visual Sciences with the SEC may be obtained free of charge at the SEC’s website.
The statements we will make in this conference call are based on information we know as of today, and we assume no obligation to update any of those statements. I’d also like to point out that we will present certain non-GAAP information on this call. The reconciliation of GAAP to non-GAAP financial measures is included with today’s press release and is available on our website.
With that, I’d like to turn the call over to Jim MacIntyre, CEO.

Jim MacIntyre — Visual Sciences, Inc. — CEO
Thanks, Claire, and thank you, everyone, for joining us today for Visual Sciences’ third-quarter earnings call. The third quarter was very busy for Visual Sciences on a number of fronts. On the operational front, we had a solid quarter, resulting in revenue that came in at the high end of our guidance range and non-GAAP earnings that came in well above our guidance range.
To summarize our quarterly financial results for the third quarter, total revenues were $20.4 million, representing 8% year-over-year growth on a non-GAAP basis and 17% growth on a GAAP basis. Non-GAAP net income came in at $3.1 million or $0.15 per diluted share. The third quarter also marked our 16th consecutive quarter of positive cash generation.
In Q3, we continued to see strong demand for our real-time analytics products. The third quarter is typically a slower quarter in the analytics market. However, our bookings actually increased by greater than 50% over the comparable quarter of 2006, due to a significant increase in our upsell activity.
In Q3, we closed 307 sales booking transactions with both new and current customers. These included bookings with 49 new customers as National Trust, C&H Distributors, Gaylord Hotels and TaxSlayer, as well as one new major domestic airline and two major financial services corporations, adding to our already strong penetration in these two vertical markets. During Q3, we also saw our relationships expand with a number of our clients including Debenhams, FX Networks, Guess, Crackle, [Dig], Trip Advisor, Citysearch, Yamaha Motor Corporation, Whitbread Group and [BART], to name a few. Visual Sciences’ trend towards larger deal sizes also continued, with our average deal size for new customers increasing 17% over Q2, after increasing over 40% from Q1 to Q2.
We received a number of accolades on our products during the quarter. Two of our products, Visual Site and HBX Analytics, were featured in the Forrester Wave Web Analytics Q3 2007 independent research report. According to the report, Visual Site and the underlying Platform 5 technology provides the most powerful data architecture and real-time analysis tools in the industry. Additionally, Visual Sciences’ HBX Analytics was acknowledged for its easy-to-use tools, with the highest score in the usability section of the current offering category of Forrester’s report.

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Nov. 07.2007 / 5:00PM, VSCN — Q3 2007 Visual Sciences, Inc. Earnings Conference Call
Separately, Knowledge Management World selected the Visual Sciences Technology Platform 5 as a trendsetting product of the year for 2007. It was selected from over 650 products reviewed. We are extremely pleased to have received this recognition.
In terms of new products, during the quarter we announced the availability of Visual Sciences Search 5.0, the latest version of the Company’s award-winning website search solution. This release improved customer ease-of-use through cleaner task-based workflows and site user experience through new search results presentation templates. We began offering Search 5.0 with a fast-track deployment option, ensuring that online retailers and e-commerce websites had the opportunity to fully implement the product in advance of the busy holiday shopping season.
In other events, I’m also happy to report that during the quarter we settled the patent litigation with NetRatings and were able to put that issue behind us.
Lastly, as you know, on October 25th we signed a definitive agreement to be acquired by Omniture for a combination of stock and cash, ending the formal evaluation of our strategic alternatives that we announced in July, which was managed by Goldman Sachs. Importantly, this combination is the first public-to-public acquisition of two software-as-a-service companies.
With the tremendous growth that we see in the analytics and online optimization market, we believe that this strategic combination will drive increased value for our shareholders, customers and partners. We think that this combination positions us to better innovate and build the solutions that so many organizations in our markets are interested in. While both Visual Sciences and Omniture have independently growing businesses, a combined entity will accelerate scale so that we can more aggressively reinvest in the products, functionality and support services that our high-growth market deserves.
Now, let me turn the call over to Claire to provide you a detailed overview of our Q3 financial results.

Claire Long — Visual Sciences, Inc. — CFO
Thanks, Jim. The following commentary will be on a non-GAAP basis, which will exclude amortization of intangibles, stock-based compensation expenses, the one-time NetRatings legal settlement expense, expenses related to the merger transaction, and include purchase accounting adjustments to revenue and other non-cash adjustments. A GAAP to non-GAAP reconciliation is included in the press release we issued earlier today.
For the third quarter of 2007, we recorded revenues of $20.4 million. Total revenue increased 8% organically year over year. Revenues from subscription, hosting and support were $16.6 million, representing 81% of total revenue for the quarter. We had a strong quarter for license revenues, which came in at $1.9 million and represented 9% of revenues. Revenues from outside the United States accounted for 14% of total revenues in Q3 2007. Our gross margin for Q3 was 74%, essentially in line with the 75% we reported in Q2.
Turning to the P&L, on a non-GAAP basis, total costs and operating expenses represented 58% of revenues, which is an improvement from 63% reported in both the third quarter of 2006 and last quarter. Included in our operating expenses this quarter was $663,000 of legal expenses attributable to the NetRatings settlement, as compared to $530,000 in Q3 of 2006 and $697,000 last quarter. Those were legal fees associated with actual lawsuit, not the settlement of the lawsuit.
As we previously announced on August 20th, we entered into a settlement and patent cross-license agreement with NetRatings during the quarter. The accounting for that settlement resulted in us recording a one-time settlement expense of $889,000 and a patent asset of $7 million. The patent asset will amortize over 9.5 years, based on the pattern in which the economic benefit is consumed, which is approximately $150,000 per quarter through the end of 2008, at which point it begins to increase. Both the one-time settlement expense and the amortization expense are excluded from our non-GAAP results. In addition, during the quarter, we made the initial $2 million cash payment pursuant to this agreement.

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Nov. 07. 2007 / 5:00PM, VSCN — Q3 2007 Visual Sciences, Inc. Earnings Conference Call
Our sales and marketing costs decreased by 480 basis points as a percentage of revenue from the prior quarter. The prior quarter included costs related to our US and European user forms and marketing costs related to our rebranding. There were no similar costs in the third quarter.
Product development decreased by 170 basis points, due to further streamlining of our product development teams. G&A increased by 190 basis points, due to costs related to our SOX work, which typically gears up in Q3 of each year, as well as legal expenses.
Our non-GAAP net income for the quarter was $3.1 million or $0.15 per diluted share. Overall, we were pleased with our financial results this quarter.
Turning to the balance sheet, we ended the quarter with approximately $14.5 million in cash and short-term investments. In Q3, we generated $2.2 million of positive cash flow from operations. We also incurred $2.3 million in capital expenditures for the quarter, resulting in neutral free cash flow. The outstanding balance on our revolving credit facility was $4 million as of September 30th.
Net accounts receivable was $19.1 million at the end of Q3, up approximately $2 million from the prior quarter. DSO for the third quarter was 85 days, up from 79 days in Q2. The increase was due to the timing of collections with larger customers. Larger customers have more complex billing requirements that often result in increased time to collections.
Deferred revenue at the end of Q3 was $20.4 million, up from $20.2 million at the end of Q2. As we’ve said on prior earnings calls, most of our subscription contracts are typically billed quarterly, but our maintenance and hosting contracts are typically billed annually, within the majority of the renewal dates on maintenance contracts in the first and fourth quarters of the year, resulting in lower deferred revenue balances in the second and third quarters. As a reminder, fluctuations in deferred revenue are impacted by the timing of our invoicing and payments, as well as the mix of subscription and license billings. Our retention rate for HBX and Visual Sciences and our overall contract lengths remained in line with historical averages.
Turning to financial guidance, as noted in our press release earlier today, we will no longer be providing forward-looking guidance, and investors should no longer rely upon the guidance made in Visual Sciences’ press release issued on August 2, 2007. Due to potential changes in customer buying behavior resulting from the pending transaction with Omniture and uncertainty regarding the timing of the closing of the deal, we anticipate less predictability than usual. Although we are encouraged by the initial reactions we have seen from our customer base, it is too early to determine the impact on upsell and new booking activity.
With that, I’ll turn the call back over to Jim to discuss the market trends and operational highlights for the quarter.

Jim MacIntyre — Visual Sciences, Inc. — CEO
Thanks, Claire. As I mentioned in my opening remarks, the third quarter of 2007 was a very busy and productive time for Visual Sciences. Though we were running the now concluded process to evaluate our strategic alternatives during the quarter, the Visual Sciences team still managed to perform above expectations.
Visual Sciences is addressing a huge and growing market opportunity defined by the rapid growth of online advertising, new forms of digitally connected customer interaction and the expansion of online business in general. We are well-positioned to capitalize on those opportunities, and will be in an even better position to do so as a part of Omniture.
Organizations today are drowning in customer interaction data, and the potential for business optimization that is hidden in it. Collecting the data is the easy part. The hard part is discovering profitable insight within the data and then acting on those insights quickly to gain competitive advantage. This customer interaction data comes from a wide range of digitally connected

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Nov. 07. 2007 / 5:00PM, VSCN — Q3 2007 Visual Sciences, Inc. Earnings Conference Call
systems including websites, point-of-sale systems, e-mail systems, call centers, case management systems, kiosks and ATMs, amongst others.
Analysts estimate that less than one-quarter of organizations have implemented any type of technology that allows them to effectively analyze and optimize their businesses using the value buried in all of their customer interaction data, leaving a large opportunity in the market. The good news is that many organizations who have this opportunity are recognizing the value of real-time data analysis and optimization technologies in increasing revenue, improving customer experience, driving down costs and informing better competitive business decisions.
Other large companies see this market opportunity, too. Its size and importance is shown by the investments of large players, including Microsoft, Google, Yahoo! and others. This is one of the reasons why we view the combination with Omniture as a strategic combination that makes sense for both companies at this time.
To summarize the terms of the transaction with Omniture that we announced on October 25th, each Visual Sciences shareholder will receive 0.49 shares of Omniture common stock plus $2.39 per share in cash for each share of Visual Sciences they own. This transaction is subject to a number of closing conditions, including shareholder approval of both Visual Sciences and Omniture, as well as the usual and customary regulatory approvals. The transaction is expected to close in early to mid 2008.
Current Visual Sciences customers will benefit near and mid-term with continued support for our products including HBX, Visual Site, Visual Call, Platform 5, Search, Publish and Bid, and longer-term, from a broader set of products that we will be able to offer as a combined organization. With the greater scale that will result from the combination, our customers will also benefit from a faster pace of innovation than we would be able to provide had we remained independent.
We are 100% committed to the continued success of our customers, and we will work closely with all of them to ensure a smooth transition as we become part of Omniture. I can attest to Omniture’s strong commitment to their customers. I have been given every assurance by Josh and the rest of Omniture’s management team that this same commitment will extend to all Visual Sciences customers. I’m very pleased that Visual Sciences is becoming part of the Omniture family, and believe that our customers will be equally pleased, as the combination enables a whole new level of investment and innovation to their benefit.
There are three reasons the acquisition of Visual Sciences by Omniture is important at this time, and I want to make sure that I reiterate them. The first is increased market opportunity. This combination results in a broader customer base, over 4,000 customers. As Visual Sciences and Omniture continue to increase the functionality available in their suite of products, that functionality can be more readily delivered to that broader base of customers.
The second is increased efficiency. As a combined company, certain parts of our cost structures are duplicative, and over time that duplication can be eliminated, allowing us to focus our investment in new directions.
The third is increased scale. We will be able to use the revenue efficiency we gain to invest more aggressively in our products to benefit our entire customer base. This investment will result in greater research and development, sales, marketing, overseas expansion and the ability to broadcast our message more loudly in the marketplace.
In conclusion, Q3 was a very busy and productive quarter for the entire Visual Sciences team. I am excited about what the future holds for the combined Visual Sciences/Omniture organization, and look forward to continuing to work with our customers to ensure their success and continuing to deliver the innovation that they have come to expect from Visual Sciences.
With that, I’d like to open the call to questions. Operator?

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Nov. 07. 2007 / 5:00PM, VSCN — Q3 2007 Visual Sciences, Inc. Earnings Conference Call
QUESTIONS AND ANSWERS
Operator
(OPERATOR INSTRUCTIONS). Richard Baldry, Canaccord Adams.

Richard Baldry — Canaccord Adams — Analyst
I’m wondering if you could talk a little about the early feedback from your API partners—when you look at Omniture’s Genesis network, how you see those two fitting together.

Jim MacIntyre — Visual Sciences, Inc. — CEO
Sure. I think the early feedback and general feeling we have is that both programs — the program we had built and the program Omniture had built in Genesis are very similar in a lot of ways. Partners were looking to both of us before to provide access to the analytics data through such APIs. I think the ability, much like the rest of the transaction, will enable to have the greater investment around a common set of APIs, ultimately, in the future will benefit all of our customers.

Richard Baldry — Canaccord Adams — Analyst
You mentioned briefly the streamlining in R&D continuing to lower some of those costs. Can you talk about how that changes potentially going forward?

Jim MacIntyre — Visual Sciences, Inc. — CEO
The product development costs were lower by just a hair, and I think as we put our teams together over the last period of time, we were able to share some resources and infrastructure across our organization, resulting in the cost. But there wasn’t any systematic attempt to decrease costs and product development. In fact, we were able to continue to invest in the things that we wanted to through the period.

Richard Baldry — Canaccord Adams — Analyst
Thanks a lot. Congratulations.

Operator
Atul Bagga,ThinkEquity.

Atul Bagga — ThinkEquity — Analyst
Great quarter. Just wanted to see if you can give some commentary on what you’re seeing out there after the announcement of acquisition by Omniture. Is it affecting your sales cycle in any way, shape or form?

Jim MacIntyre — Visual Sciences, Inc. — CEO
It’s a little early for us to have a good indication. But as Omniture has publicly stated, they will make sure that the best features of HBX and SiteCatalyst are brought together into a combined platform that offers the best of both worlds for our combined

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Nov. 07. 2007 / 5:00PM, VSCN — Q3 2007 Visual Sciences, Inc. Earnings Conference Call
customer base in the future. They’ve also stated that they are not going to force customers to migrate; rather, they intend to create a compelling offering by taking the best of both platforms to help the customers really have a positive upgrade option in the future.
Because of that strong messaging that we have been able to make, we haven’t seen as yet any particular impact. We continue functioning in the normal course.

Operator
David Hilal, FBR.

David Hilal — FBR — Analyst
On the revenue, total revenue obviously looked pretty good, but the breakdown — subscription was actually down sequentially, which is a bit odd for a recurring subscription model. So can you comment as to what would actually causes subscription revenue to be down on a sequential basis?

Jim MacIntyre — Visual Sciences, Inc. — CEO
Sure. Claire is going to answer for you.
Claire Long — Visual Sciences, Inc. — CFO
Sure. It was down just a hair, and that has to do with when we can start recognizing our new customer revenue and when attrition hits us. So some of that also has to do with our SES customers, where we can signed deals and there’s a period of time before we can actually recognize the revenue, based on the functionality we unlocked.
So it’s a combination of a number of items. Overall, we were happy with the value of our new customer adds, happy with our bookings. It actually was the second-highest booking quarter we’ve had, and a lot of that was upsell activity into our existing customer base. So that was a really good, positive sign as well.

David Hilal — FBR — Analyst
In terms of the business, it’s a kind of twofold question. One, are you addressing the cost structure? Obviously, Josh made it clear the major goal was the financial transaction part of the merger, which obviously suggests material cost-cutting. Have you started to address that, or will you wait until the deal is consummated, number one?
Kind of related to that, what are you doing to ensure that the business can thrive, if for some reason the merger does not go through?

Jim MacIntyre — Visual Sciences, Inc. — CEO
Sure. First, in terms of the present, as the second part of your question first, we’re focused on maintaining our business in the normal course through the period that we’re going through, in terms of HSR and shareholder votes. So we continue to drive the business in the same way that we have been. We are working hard with the Omniture team in regard to the integration plans, and looking at what we will do in the future to optimize the business as we put it together.

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Nov. 07. 2007 / 5:00PM, VSCN — Q3 2007 Visual Sciences, Inc. Earnings Conference Call
But the answer to your second question is really the same, in the sense that we continue to drive the business forward in the same ways that we have. We’re continuing our R&D expenditure. We’re continuing the rest of our work as was. So that will have to go on in that way until we’ve completed our integration planning and closed the transaction.

David Hilal — FBR — Analyst
Can you just walk through the milestones as it relates to the merger for the Hart-Scott-Rodino? What are the next steps that we should be looking for, and roughly the time frame for when we should look for like an HSR to go through?

Claire Long — Visual Sciences, Inc. — CFO
It’s a little early to tell what’s going to happen with HSR. We’re actually just filing our application today; I’m really completing that. So we don’t have any initial feedback. We obviously have to pass that. We have to file, then, our S-4, which we’ll be filing when that’s — not when Hart-Scott-Rodino is complete, but when we are done with our S-4.
Once we pass HSR, we’ll have to have our shareholder vote. So a lot of it is contingent about how long the review takes, and we just don’t have any idea yet until we file our application and get our feedback.

Operator
(OPERATOR INSTRUCTIONS). Brent Thill, Citi.

Brent Thill — Citi — Analyst
I was wondering if you could just address the deferred revenue. It’s down over the last nine months. You mentioned retention was good and your bookings are strong. So what are the key drivers behind that decline?

Claire Long — Visual Sciences, Inc. — CFO
Our deferred revenue is actually up from last quarter. What we normally look for in deferred revenue is to have approximately one quarter’s worth of revenue.
Now, that can vary for some billings that might not be quarterly, such as our maintenance billings. It can also vary if there’s a large license deal sitting in deferred revenue, and there was one quarter in either Q3 or Q4, and that’s probably where you are talking about a decline, but where we did have a large license deal in deferred revenue.
But we’re happy with the deferred revenue balance that we have at the end of this quarter. It is up. It is approximately three months’ worth of revenue, so it’s pretty much right in line.

Operator
Ladies and gentlemen, I would like to turn the call back over to Jim MacIntyre, CEO.

Jim MacIntyre — Visual Sciences, Inc. — CEO
Terrific. Well, thank you all for joining us today. We look forward to speaking with you again soon. Take care.

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Nov. 07.2007 / 5:00PM, VSCN — Q3 2007 Visual Sciences, Inc. Earnings Conference Call
Claire Long — Visual Sciences, Inc. — CFO
Thank you.

Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

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Cautionary Statement Regarding Forward-Looking Statements
     This communication contains forward-looking statements within the meaning of federal securities laws relating to both Visual Sciences, Inc., or Visual Sciences, and Omniture, Inc., or Omniture. These forward-looking statements may include statements about future financial and operating results, Visual Sciences’ ability to complete the proposed merger with Omniture pursuant to the definitive agreement between the parties, the ability to satisfy conditions to closing the merger including obtaining stockholder and regulatory approvals, the expected synergies and benefits to the combined company and its customers from the Visual Sciences/Omniture merger including market growth opportunities, benefits to customers, partners, employees and investors, the status of the market for on-demand, online business optimization services, and other statements regarding the anticipated future performance of the combined company and the industry in which it operates. These forward-looking statements are based on current assumptions and expectations and involve risks and uncertainties inherent in Visual Sciences’ business that could cause actual results to differ materially from those anticipated by the forward-looking statements. These risks include: the possibility that the proposed Visual Sciences/Omniture merger may not be completed as planned or at all; difficulties or delays in obtaining regulatory or stockholder approvals for the proposed transaction; the possibility that other conditions to closing the proposed transaction will fail to be satisfied; the possibility that the revenues, cost savings, growth prospects and any other synergies expected from the proposed transaction may not be fully realized or may take longer to realize than expected; potential impacts on Visual Sciences’ business, results of operations and common stock price resulting from the proposed merger with Omniture, including but not limited to risks of disruption to Visual Sciences’ business development and sales efforts and disruption and distraction of Visual Sciences’ management and employees from day-to-day operations as a result of the merger; risks associated with contractual limitations on Visual Sciences’ ability to take certain actions as a results of the merger; risks associated with costs to be incurred in connection with the merger; Visual Sciences’ reliance on its web analytics services for the majority of its revenue; risks associated with the blocking or erasing of cookies or limitations on Visual Sciences’ ability to use cookies; Visual Sciences’ limited experience with customer intelligence applications beyond web analytics; risks associated with integrating the operations and products of acquired companies with those of Visual Sciences; privacy concerns and laws or other domestic or foreign regulations that may subject Visual Sciences to litigation or limit its ability to collect and use Internet user information; Visual Sciences’ ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties; risks associated with the highly competitive markets in which Visual Sciences operates that could make it difficult for Visual Sciences to acquire and retain customers; the risk that Visual Sciences’ customers fail to renew their agreements; risks associated with Visual Sciences’ indebtedness, including the risk of non-compliance with the covenants in the company’s credit facility; the risk that Visual Sciences’ services may become obsolete in a market with rapidly changing technology and industry standards; risks associated with renaming Visual Sciences and undertaking related branding activities; and other economic, business, competitive, and/or regulatory risks affecting Visual Sciences, Omniture and the combined company, as described in the section entitled “Risk Factors” in the joint proxy statement/prospectus to be provided to Visual Sciences’ and Omnitures shareholders as well as those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in their most recent quarterly and annual reports and other filings made by Visual Sciences and by Omniture with the U.S. Securities and Exchange Commission, or SEC. The forward-looking statements in this communication are based on current expectations and neither Visual Sciences nor Omniture assumes any obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Investors are cautioned not to place undue reliance on these forward-looking statements.
Additional Information About the Merger and Where to Find It
     Omniture intends to file with the SEC a Registration Statement on Form S-4, which will include a joint proxy statement/prospectus of Omniture and Visual Sciences and other relevant materials in connection with the proposed transaction. The joint proxy statement/prospectus will be mailed to the stockholders of Omniture and Visual Sciences. Investors and security holders of Omniture and Visual Sciences are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Omniture, Visual Sciences and the proposed transaction. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Omniture or Visual Sciences with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders may obtain free copies of the documents filed with the SEC by Visual Sciences at vscn@marketstreetpartners.com or by contacting Visual Sciences Investor Relations via telephone at (858) 546-0040. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Omniture by contacting Omniture’s Investor Relations at ir@omniture.com or via telephone at (801) 722-7037. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.
     Visual Sciences and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Visual Sciences and Omniture in favor of the proposed transaction. Information about the directors and executive officers of Visual Sciences and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.
     Omniture and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Omniture and Visual Sciences in favor of the proposed transaction. Information about the directors and executive officers of Omniture and their respective interests in the proposed transaction will be available in the joint proxy statement/prospectus.